Filed Pursuant to Rule 424(b)(3)
Registration No. 333-217550

PROSPECTUS

LINN ENERGY, INC.

52,119,827 Shares of Class A Common Stock

This prospectus relates to the offer and sale of 52,119,827 shares of our Class A common stock, par value $0.001 per share (“Common Stock”) by the selling stockholders named in this prospectus or in a supplement hereto.

We are registering the offer and sale of the shares of Common Stock to satisfy registration rights we have granted to the selling stockholders pursuant to a registration rights agreement dated as of February 28, 2017 (the “Registration Rights Agreement”). We have agreed to bear all of the expenses incurred in connection with the registration of the shares of Common Stock covered by this prospectus. The selling stockholders will pay or assume brokerage commissions and similar charges, if any, incurred in the sale of shares of Common Stock.

We are not selling any shares of Common Stock under this prospectus and will not receive any proceeds from the sale of shares of Common Stock by the selling stockholders. The shares of Common Stock to which this prospectus relates may be offered and sold from time to time directly by the selling stockholders or alternatively through underwriters, broker dealers or agents. The selling stockholders will determine at what price they may sell the shares of Common Stock offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. For additional information on the methods of sale that may be used by the selling stockholders, see the section entitled “Plan of Distribution.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should carefully read this prospectus and any prospectus supplement or amendment before you invest. You also should read the documents we have referred you to in the “Where You Can Find More Information” and the “Incorporation by Reference” sections of this prospectus for information about us and our financial statements.

Our Common Stock is quoted on the OTCQB Market (“OTCQB”) under the symbol “LNGG.” On September 25, 2017, the last reported sale price of Common Stock on OTCQB was $36.10 per share.

Investing in our Common Stock involves a high degree of risk. Before buying any shares of Common Stock, you should carefully read the discussion of material risks of investing in our Common Stock in “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated October 13, 2017

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of Common Stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or the shares of Common Stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in this prospectus.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Forward-Looking Statements.”

EXPLANATORY NOTE

On May 11, 2016, Linn Energy, LLC (“LINN”), certain of LINN’s direct and indirect subsidiaries, and LinnCo, LLC (collectively with LINN and certain of its direct and indirect subsidiaries, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the Southern District of Texas (“Bankruptcy Court”).

On January 27, 2017, the Bankruptcy Court entered the Order Confirming (I) Amended Joint Chapter 11 Plan of Reorganization of Linn Energy, LLC and Its Debtor Affiliates Other Than Linn Acquisition Company, LLC and Berry Petroleum Company, LLC and (II) Amended Joint Chapter 11 Plan of Reorganization of Linn Acquisition Company, LLC and Berry Petroleum Company, LLC (the “Confirmation Order”), which approved and confirmed the Amended Joint Chapter 11 Plan of Reorganization of Linn Energy, LLC and its Debtor Affiliates Other Than Linn Acquisition Company, LLC and Berry Petroleum Company, LLC (the “Plan”).

On February 28, 2017 (the “Effective Date”), the Plan became effective and the Debtors emerged from their Chapter 11 cases. As part of the transactions undertaken pursuant to the Plan, LINN’s equity was cancelled and LINN transferred all of its assets and operations to Linn Energy, Inc. (the “Company”). As a result, the Company became the successor reporting company to LINN pursuant to Rule 15d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For more information on the events that occurred and the shares of Common Stock issued in connection with our emergence from bankruptcy, see our Current Report on Form 8-K that was filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2017.

Unless otherwise noted or suggested by context, all financial information and data and accompanying financial statements and corresponding notes, as of and prior to the Effective Date, as contained in this prospectus or incorporated by reference, reflect the actual historical consolidated results of operations and financial condition of LINN for the periods presented and do not give effect to the Plan or any of the transactions contemplated thereby or the adoption of “fresh start” accounting. Accordingly, such financial information may not be representative of our performance or financial condition after the Effective Date. Except with respect to such historical financial information and data and accompanying financial statements and corresponding notes or as otherwise noted or suggested by the context, all other information contained in this prospectus relates to the Company following the Effective Date. The Company filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 on May 11, 2017, which reflected the adoption of “fresh start” accounting.

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before making an investment decision. Important information is incorporated by reference into this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including “Risk Factors.”

When referring to Linn Energy, Inc. (formerly known as Linn Energy, LLC) (the “Company,” “us,” “our,” “we,” or similar expressions), the intent is to refer to Linn Energy, Inc., a newly formed Delaware corporation, and its consolidated subsidiaries as a whole or on an individual basis, depending on the context in which the statements are made. Linn Energy, Inc. is the successor issuer of Linn Energy, LLC pursuant to Rule 15d-5 of the Exchange Act.

Our Company

We are an independent oil and natural gas company engaged in the exploration, development and production of oil, natural gas and natural gas liquids (“NGL”). Our properties are located in the United States in the Rockies, the Hugoton Basin, the Mid-Continent, east Texas and north Louisiana, the Permian Basin, Michigan/Illinois and south Texas.

Risk Factors

You should carefully consider the risks described under “Risk Factors” and elsewhere in this prospectus, any prospectus supplement or amendment, our most recent Annual Report on Form 10-K and our other filings with the SEC that are incorporated into this prospectus in evaluating an investment in our Common Stock. The described risks could materially and adversely affect our business, financial condition or results of operation. If any of the risks were to actually occur, they may materially harm our business and our financial condition and results of operations. In this event, the trading price of our Common Stock could decline and you could lose some or all of your investment.

We emerged from bankruptcy under Chapter 11 of the Bankruptcy Code on February 28, 2017. Upon our emergence from bankruptcy, we adopted fresh start accounting. Accordingly, our future financial condition and results of operations may not be comparable to the financial condition or results of operations reflected in our historical financial statements. The lack of comparable historical financial information may discourage investors from purchasing our Common Stock.

Corporate Information

Our Common Stock is quoted on the OTCQB under the symbol LNGG. Our principal executive offices are located at 600 Travis Street, Houston, Texas 77002. The main telephone number is (281) 840-4000. Information contained on our website, www.linnenergy.com, does not constitute a part of this prospectus.

The Offering

Common Stock offered by the selling stockholders:	52,119,827 shares of Common Stock.

Shares outstanding prior to and after

giving effect to this offering(1):	84,813,599 shares of Common Stock.

Use of proceeds:	We will not receive any of the proceeds from the sale of Common Stock by the selling stockholders.

Risk factors:	Investing in our Common Stock involves substantial risk. For a discussion of risks relating to us, our business and an investment in our Common Stock, see the risk factors described in “Item 1A – Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2016, and all other information set forth in this prospectus before investing in our Common Stock.

OTCQB ticker symbol:	“LNGG”

(1)	The number of shares to be outstanding is based on the number of shares outstanding as of September 21, 2017.

RISK FACTORS

You should carefully consider all of the information set forth in this prospectus and the documents incorporated by reference herein, and in particular, the risks described under “Risk Factors” and elsewhere in this prospectus, any prospectus supplement or amendment, our most recent Annual Report on Form 10-K and our other filings with the SEC that are incorporated into this prospectus. The risks described in any document incorporated by reference are not the only ones we face, but are considered to be the most material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. If that occurs, the price of our Common Stock could decline materially and you could lose all or part of your investment. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

The price of our Common Stock historically has been volatile. This volatility may negatively affect the price of our Common Stock.

The Company’s stock continues to experience substantial price volatility. This volatility may negatively affect the price of our Common Stock at any point in time. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including:

•	announcements concerning our competitors, the oil and gas industry or the economy in general;

•	fluctuations in the prices of oil, natural gas and NGLs;

•	general and industry-specific economic conditions;

•	changes in financial estimates or recommendations by securities analysts or failure to meet analysts’ performance expectations;

•	additions or departures of key members of management;

•	any increased indebtedness we may incur in the future;

•	speculation or reports by the press or investment community with respect to us or our industry in general;

•	announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments;

•	changes or proposed changes in laws or regulations affecting the oil and gas industry or enforcement of these laws and regulations, or announcements relating to these matters; and

•	general market, political and economic conditions, including any such conditions and local conditions in the markets in which we operate.

Broad market and industry factors may decrease the market price of our Common Stock, regardless of our actual operating performance. The stock market in general has from time to time experienced extreme price and volume fluctuations, including periods of sharp decline. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. Such litigation, if instituted against us, could result in substantial costs and be a diversion of our management’s attention and resources.

Sales of our Common Stock by existing stockholders, or the perception that these sales may occur, especially by directors or significant stockholders of the Company, may cause our stock price to decline.

If our existing stockholders, in particular our directors or other affiliates, sell substantial amounts of our Common Stock in the public market, or are perceived by the public market as intending to sell, the trading price of our Common Stock could decline. In addition, sales of these shares of Common Stock could impair our ability to raise capital, should we wish to do so. Up to 52,119,827 shares of our Common Stock may be sold pursuant to this prospectus by the selling stockholders, which represent approximately 61.5% of our outstanding Common Stock as of September 21, 2017. We cannot predict the timing or amount of future sales of our Common Stock by selling stockholders pursuant to this prospectus, but such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for our Common Stock.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. You can identify our forward-looking statements by the words “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” the negative of such terms and other comparable expressions. These risks, uncertainties and contingencies include, but are not limited to, the Company’s:

•	business strategy;

•	acquisition strategy;

•	financial strategy;

•	new capital structure and the adoption of fresh start accounting;

•	uncertainty of the Company’s ability to improve its financial results and profitability following emergence from bankruptcy and other risks and uncertainties related to the Company’s emergence from bankruptcy;

•	inability to maintain relationships with suppliers, customers, employees and other third parties following emergence from bankruptcy;

•	failure to satisfy the Company’s short- or long-term liquidity needs, including its inability to generate sufficient cash flow from operations or to obtain adequate financing to fund its capital expenditures and meet working capital needs following emergence from bankruptcy;

•	large or multiple customer defaults on contractual obligations, including defaults resulting from actual or potential insolvencies;

•	ability to comply with the covenants of our revolving credit facility;

•	effects of legal proceedings;

•	drilling locations;

•	oil, natural gas and NGL reserves;

•	realized oil, natural gas and NGL prices;

•	production volumes;

•	capital expenditures;

•	economic and competitive advantages;

•	credit and capital market conditions;

•	regulatory changes;

•	lease operating expenses, general and administrative expenses and development costs;

•	future operating results, including results of acquired properties;

•	plans, objectives, expectations and intentions; and

•	taxes.

The forward-looking statements contained herein are largely based on Company expectations, which reflect estimates and assumptions made by Company management. These estimates and assumptions reflect management’s best judgment based on currently known market conditions and other factors. Although the Company believes such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties beyond its control. In addition, management’s assumptions may prove to be inaccurate. The Company cautions that the forward-looking statements contained herein are not guarantees of future performance, and it cannot assure any potential investor that such statements will be realized or the events will occur. Actual results may differ materially from those anticipated or implied in forward-looking statements due to factors set forth in “Risk Factors” and elsewhere herein. The forward-looking statements speak only as of the date made and, other than as required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

All of the shares of Common Stock covered by this prospectus are being sold by the selling stockholders. See “Selling Stockholders.” We will not receive any proceeds from these sales of our Common Stock.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the shares of Common Stock offered by this prospectus, and such sales may be made at fixed prices, prevailing market prices at the time of the sale, varying prices determined at the time of sale, or negotiated prices.

MARKET FOR THE SECURITIES

Our Common Stock is quoted on OTCQB under the symbol “LNGG” and has been trading since April 10, 2017. No established public trading market existed for our Common Stock prior to April 10, 2017. The following table sets forth the per share range of high and low bid information for our Common Stock as reported on the OTCQB for the periods presented.

	High	Low
Quarter Ended:
June 30, 2017 (beginning on April 10, 2017)	$31.75	$26.25
September 30, 2017 (through September 25, 2017)	$37.36	$30.75

The closing price of our Common Stock on OTCQB on September 25, 2017 was $36.10. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. As of September 21, 2017, we had 84,813,599 shares of Common Stock outstanding. As of September 21, 2017, we had five record holders of Common Stock based on information provided by our transfer agent.

DIVIDEND POLICY

We do not intend to pay cash dividends on our Common Stock in the foreseeable future. We currently intend to retain any earnings for the future operation and development of our business, including exploration, development and acquisition activities. Any future dividend payments will be restricted by the terms of the agreement governing our revolving credit facility.

SELLING STOCKHOLDERS

This prospectus covers the offering for resale of up to an aggregate of 52,119,827 shares of Common Stock that may be offered and sold from time to time under this prospectus by the selling stockholders identified below, subject to any appropriate adjustment as a result of any stock dividend, stock split or distribution, or in connection with a combination of shares, and any security into which such shares of Common Stock shall have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise.

The selling stockholders acquired the shares of Common Stock offered hereby either in connection with our emergence from bankruptcy on February 28, 2017 or in open market purchases. On February 28, 2017, we entered into the Registration Rights Agreement with the selling stockholders pursuant to which we were obligated to prepare and file a registration statement to permit the resale of certain shares of Common Stock held by the selling stockholders from time to time as permitted by Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

We have prepared the table, the paragraph immediately following this paragraph, and the related notes based on information supplied to us by the selling stockholders and such information is as of September 21, 2017 (except as otherwise noted). We have not sought to verify such information. We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in the footnotes to the table below, the selling stockholders have sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by them. Because the selling stockholders identified in the table may sell some or all of the shares of Common Stock owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of Common Stock, no estimate can be given as to the number of the shares of Common Stock available for resale hereby that will be held by the selling stockholders upon termination of this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Common Stock they hold in transactions exempt from the registration requirements of the Securities Act after the date on which the selling stockholders provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the selling stockholders will sell all of the shares of Common Stock beneficially owned by them that is covered by this prospectus. The selling stockholders are not obligated to sell any of the shares of Common Stock offered by this prospectus. The percent of beneficial ownership for the selling security holders is based on 84,813,599 shares of Common Stock outstanding as of September 21, 2017.

Certain selling stockholders are affiliates of broker-dealers (but are not themselves broker-dealers). Each of these broker-dealer affiliates purchased the securities identified in the table as beneficially owned by it in the ordinary course of business and, at the time of that purchase, had no agreements or understandings, directly or indirectly, with any person to distribute those securities. These broker-dealer affiliates did not receive the securities to be sold in the offering as underwriting compensation.

	Shares of Common Stock Beneficially Owned Prior to the Offering(1)		Shares of Common Stock Offered Hereby	Shares of Common Stock Beneficially Owned After Completion of the Offering(2)
	Number	Percentage		Number	Percentage
Selling stockholders:				—	—
AllianceBernstein funds(3)	568,974	*	568,974	—	—
Ares funds(4)	640,472	*	640,472	—	—
Centerbridge funds(5)	2,652,231	3.1%	2,652,231	—	—
Cowen and Company LLC(6)	23,816	*	23,816	—	—
dbX-Event Driven 2 Fund(7)	449	*	449	—	—
Elliott funds(8)	17,292,322	20.4%	17,292,322	—	—
Finepoint Capital funds(9)	1,466,009	1.7%	1,466,009	—	—
Fir Tree funds(10)	16,107,618	19.0%	16,107,618	—	—
Marathon funds(11)	229,350	*	229,350	—	—
Certain funds and accounts managed by Nomura Corporate Research and Asset Management Inc.(12)	99,540	*	99,540	—	—
PSAM funds(13)	2,650,476	3.1%	2,650,476	—	—
Russell Investments Institutional Funds LLC High Yield Bond Fund(14)	25,109	*	25,109	—	—
York Capital funds(15)	10,363,461	12.2%	10,363,461	—	—

*	Less than 1%.
(1)	The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
(2)	Assumes the selling stockholders do not acquire beneficial ownership of any additional shares of our Common Stock.
(3)	Consists of (i) 947 shares owned by AB Bond Fund Inc. – AB High Yield Portfolio, (ii) 9,841 shares owned by AB Collective Investment Trust Series – AB US High Yield Collective Trust, (iii) 372,102 shares owned by AB FCP I – Global High Yield Portfolio, (iv) 138,471 shares owned by AB High Income Fund Inc., (v) 4,647 shares owned by AB SICA V I – US High Yield Portfolio, (vi) 4,357 shares owned by All Market Total Return Portfolio, (vii) 28,497 shares owned by AllianceBernstein Global High Income Fund, Inc. and (viii) 10,112 shares owned by Teacher’s Retirement System of Louisiana (collectively, the “AllianceBernstein funds”). AllianceBernstein L.P. has voting and investment power with respect to the Common Stock owned by the foregoing entities and may be deemed to be the beneficial owner of the shares of Common Stock owned by the AllianceBernstein funds.
(4)

Consists of (i) 37,583 shares owned by Ares HYS IV Cayman AIV, Ltd., (ii) 7,083 shares owned by Ares Institutional Credit Fund LP, (iii) 29,451 shares owned by Goldman Sachs Trust II – Goldman Sachs Multi-Manager Alternatives Fund, (iv) 17,633 shares owned by Goldman Sachs Trust II – Goldman Sachs Multi-Manager Non-Core Fixed Income Fund, (v) 56,409 shares owned by ICF II CAYMAN AIV, LTD., (vi) 99,544 shares owned by ICF VI CAYMAN AIV, LTD., (vii) 43,225 shares owned by ICF VII CAYMAN AIV, LTD., (viii) 78,761 shares owned by Kaiser Foundation Hospitals, (ix) 46,818 shares owned by Kaiser Permanente Group Trust, (x) 46,729 shares owned by SEI Global Master Fund PLC – The SEI High Yield Fixed Income Fund, (xi) 96,071 shares owned by SEI Institutional Investments Trust – High Yield Bond Fund, (xii) 75,853 shares owned by SEI Institutional Managed Trust – High Yield Bond Fund and (xiii) 5,312 shares owned by Touchstone Credit Opportunities Fund. Ares Management LLC, an SEC registered investment adviser, and John Leupp, an individual employed by Ares Management LLC as a portfolio manager, have voting and investment power with respect to the Common Stock owned by the foregoing entities. Accordingly, each of Ares Management LLC and Mr. Leupp may be deemed to be the beneficial owner of the foregoing shares of Common Stock.
(5)	Consists of (i) 251,073 shares owned by Centerbridge Credit Partners Offshore Intermediate III, L.P., (ii) 458,554 shares owned by Centerbridge Special Credit Partners III AIV III, L.P., (iii) 1,161,029 shares owned by Centerbridge Credit Partners TE Intermediate I, L.P. and (iv) 781,575 shares owned by Centerbridge Credit Partners, L.P (collectively, the “Centerbridge funds”). Centerbridge Credit Partners General Partner, L.P. is the general partner of Centerbridge Credit Partners, L.P. and Centerbridge Credit Partners TE Intermediate I, L.P. Centerbridge Credit Partners Offshore General Partner, L.P. is the general partner of Centerbridge Credit Partners Offshore Intermediate III, L.P. Centerbridge Credit Cayman GP Ltd. is the general partner of Centerbridge Credit Partners General Partner, L.P. and Centerbridge Credit Partners Offshore General Partner, L.P. Centerbridge Special Credit Partners General Partner III, L.P. is the general partner of Centerbridge Special Credit Partners III AIV III, L.P. CSCP III Cayman GP Ltd. is the general partner of Centerbridge Special Credit Partners General Partner III, L.P. Centerbridge Credit Partners General Partner, L.P. and Centerbridge Credit Cayman GP Ltd. share the power to vote and invest the Common Stock held by Centerbridge Credit Partners, L.P. and Centerbridge Credit Partners TE Intermediate I, L.P. Centerbridge Credit Partners Offshore General Partner, L.P. and Centerbridge Credit Cayman GP Ltd. share the power to vote and invest the Common Stock held by Centerbridge Credit Partners Offshore Intermediate III, L.P. CSCP III Cayman GP Ltd. and Centerbridge Special Credit Partners General Partner III, L.P. share the power to vote and invest the Common Stock held by Centerbridge Special Credit Partners III AIV III, L.P. Mark T. Gallogly and Jeffrey H. Aronson, indirectly, through various intermediate entities, control each of Centerbridge Credit Partners, L.P., Centerbridge Credit Partners TE Intermediate I, L.P., Centerbridge Credit Partners Offshore Intermediate III, L.P. and Centerbridge Special Credit Partners III AIV III, L.P. Each of Centerbridge Credit Partners General Partner, L.P., Centerbridge Credit Partners Offshore General Partner, L.P., Centerbridge Credit Cayman GP Ltd., Centerbridge Special Credit Partners General Partner III, L.P., CSCP III Cayman GP Ltd., Mr. Gallogly and Mr. Aronson disclaims beneficial ownership of such securities. Kevin Mahony, a principal of Centerbridge Partners, an affiliate of the Centerbridge funds, currently serves on the board of directors of the Company.
(6)	Dan Chaney is employed by Cowen and Company LLC as Head of Equities and has voting and investment power with respect to the Common Stock owned by Cowen and Company LLC. Accordingly, Dan Chaney may be deemed to be the beneficial owner of the foregoing shares of Common Stock.
(7)	Deutsche International Custodial Services Limited is trustee of dbX-Event Driven 2 Fund. Deutsche International Corporate Services Limited, as manager, has voting authority and investment control over the Common Stock owned by dbX-Event Driven 2 Fund. Any two of the following individuals (acting jointly) are authorized to act on behalf of Deutsche International Corporate Services Limited in respect of the foregoing shares: Chris Carter, Carl McConnell, Richard Marland, Bastian Hertstein, Carol Jones and Jonathan Manning.
(8)

Consists of (i) 11,758,723 shares owned by Permian Investments S.à r.l. (“Permian”), (ii) 29,028 shares owned by Elliott Associates, L.P. (“Elliott Associates”) and (iii) 5,504,571 shares owned by The Liverpool Limited Partnership (“Liverpool”, and collectively with Elliott Associates and Permian, the “Elliott funds”). The information in this footnote 8 was supplied to us by the Elliot funds and such information is as of September 26, 2017. The sole limited partner of Liverpool is Elliott Associates. Elliott International, L.P. (“Elliott LP”) owns all of the shares of Permian. Elliott International Capital Advisors Inc. is the investment manager of Elliott LP (“Elliott IM”) and is regulated by the SEC as an investment advisor. Elliott IM has voting and investment power with respect to the shares held by Permian and may be deemed to be the beneficial owner thereof. The sole limited partner of Elliott LP is Elliott International Limited. There is no single shareholder of Elliott International Limited holding shares equal to 10% or more of its total capital.

Each of Paul E. Singer, Elliott Capital Advisors, L.P. and Elliott Special GP, LLC, is a general partner of Elliott Associates and is regulated by the SEC as an investment advisor. Each of Mr. Singer, Elliott Capital Advisors, L.P. and Elliott Special GP, LLC has voting and investment power with respect to the shares held by Elliott Associates and may be deemed to be the beneficial owner thereof. There is no single limited partner of Elliott Associates holding limited partnership interests equal to 10% or more of its total capital. Andrew Taylor, a member of the investment team of Elliott Management Corporation, an affiliate of the Elliott funds, currently serves on the board of directors of the Company.
(9)	Consists of (i) 714,221 shares owned by Finepoint Capital Partners I, L.P. and (ii) 751,788 shares owned by Finepoint Capital Partners II, L.P. Herbert Wagner controls the ultimate General Partner of Finepoint Capital Partners I, L.P. and Finepoint Capital Partners II, L.P., which has voting and investment power with respect to the Common Stock owned by Finepoint Capital Partners I, L.P. and Finepoint Capital Partners II, L.P., respectively. Accordingly, Mr. Wagner may be deemed to be the beneficial owner of the foregoing shares of Common Stock.
(10)	Consists of (i) 600,592 shares owned by Fir Tree Capital Opportunity Master Fund III, L.P., (ii) 2,000,006 shares owned by Fir Tree Capital Opportunity Master Fund, L.P., (iii) 10,914,546 shares owned by Fir Tree E&P Holdings VI, LLC, (iv) 1,259,731 shares owned by FT SOF IV Holdings, LLC and (v) 1,332,743 shares owned by FT SOF V Holdings, LLC (collectively, the “Fir Tree funds”). Each of Fir Tree Inc. (“Fir Tree”), the investment manager for the foregoing entities, and David Sultan, Managing Partner of Fir Tree, has voting and investment power with respect to the shares owned by each of the Fir Tree funds and may be deemed to be beneficial owners thereof. Evan Lederman, a managing director of Fir Tree Partners, an affiliate of the Fir Tree funds, currently serves on the board of directors of the Company.
(11)	Consists of (i) 27,680 shares owned by KTRS Credit Fund LP, (ii) 17,405 shares owned by Marathon Bluegrass Credit Fund LP, (iii) 48,680 shares owned by Marathon Centre Street Partnership LP, (iv) 18,394 shares owned by Marathon Credit Dislocation Fund LP, (v) 101,344 shares owned by Marathon Special Opportunity Master Fund Ltd., (vi) 8,897 shares owned by Master SIF SICA V-SIF and (vii) 6,950 shares owned by Penteli Master Fund Ltd. Louis Hanover, as Chief Investment Officer and Investment Manager, has voting and investment power with respect to the Common Stock owned by the foregoing entities. Accordingly, Mr. Hanover may be deemed to be the beneficial owner of the foregoing shares of Common Stock.
(12)	Nomura Corporate Research and Asset Management Inc. (“NCRAM”) is the investment adviser to various investment companies registered under the Investment Company Act of 1940 and other pooled investment funds and accounts. When an investment management agreement (including a sub-advisory agreement) delegates to NCRAM investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, NCRAM considers itself to have sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, NCRAM reports for purposes of section 13(d) of the Exchange Act that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise specifically noted. The address of NCRAM is 309 W. 49th Street, Worldwide Plaza, New York, New York 10019. NCRAM disclaims beneficial ownership of the shares.
(13)	Consists of (i) 976,416 shares owned by Alphas Managed Accs Platform Ltd-Global Event UCITS Seg Prt, (ii) 52,289 shares owned by HFR ED Global Master Trust Ltd, (iii) 104,243 shares owned by Managed Account / PSAM Worldarb Fund Ltd, (iv) 1,401,908 shares owned by PSAM Worldarb Master Fund Ltd and (v) 115,620 shares owned by Rebound Portfolio Ltd. P (collectively, the “PSAM funds”). P. Schoenfeld Asset Management LP, as Investment Advisor, has voting and investment power with respect to the Common Stock owned by the foregoing entities. Accordingly, P. Schoenfeld Asset Management LP may be deemed to have beneficial ownership of the foregoing shares of Common Stock. Philip Brown, a partner of P. Schoenfeld Asset Management, and affiliate of the PSAM funds, currently serves on the board of directors of the Company.
(14)

Keith Brakebill is employed by Russell Investments Capital, LLC, a Washington corporation, in its capacity as the investment manager for Russell Institutional Funds, LLC, and certain funds thereunder, and has voting and investment power with respect to the Common Stock owned by Russell Investments Institutional Funds LLC High Yield Bond Fund. Accordingly, each of Russell Investments Capital, LLC, Russell

Institutional Funds, LLC and Mr. Brakebill may be deemed to be the beneficial owner of the foregoing shares of Common Stock.
(15)	Consists of (i) 1,456,130 shares owned by York Capital Management, L.P., (ii) 3,442,800 shares owned by York Credit Opportunities Investments Master Fund, L.P., (iii) 3,093,052 shares owned by York Credit Opportunities Fund, L.P., (iv) 2,025,593 shares owned by York Multi-Strategy Master Fund, L.P., (v) 105,918 shares owned by York Select Master Fund, L.P., (vi) 199,095 shares owned by York Select, L.P. and (vii) 40,873 shares owned by Jorvik Multi-Strategy Master Fund, L.P. (collectively, the “York Capital funds”). York Capital Management Global Advisors, LLC (“YCMGA”) is the senior managing member of the general partner of each of the York Capital funds. James G. Dinan is the chairman of, and controls, YCMGA. Each of YCMGA and Mr. Dinan has voting and investment power with respect to the shares owned by each of the York Capital funds and may be deemed to be beneficial owners thereof. Each of YCMGA and Mr. Dinan disclaim beneficial ownership of such shares except to the extent of their pecuniary interests therein. Matthew W. Bonanno, a partner of YCMGA, currently serves on the board of directors of the Company.

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling stockholders as to any plan of distribution. Distributions of the shares of Common Stock by the selling stockholders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such individual, or through underwriters, dealers or agents or on any exchange on which Common Stock may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the shares of Common Stock may be sold include:

•	privately negotiated transactions;

•	underwritten transactions;

•	exchange distributions and/or secondary distributions;

•	sales in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	short sales;

•	through the writing of options on the shares, whether or not the options are listed on an options exchange;

•	through the distributions of the shares by any selling stockholder to its partners, members or stockholders;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of Common Stock under Rule 144 under the Securities Act, in each case if available, rather than under this prospectus.

Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the securities to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensation in the form of discounts or commissions from the selling stockholders and may receive commissions from the purchasers of the securities for whom they may act as agent. The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the shares of Common Stock for sale under the Securities Act and to indemnify the selling stockholders and each person who participates as an underwriter in the offering of the shares of Common Stock against certain civil liabilities, including certain liabilities under the Securities Act.

In connection with sales of the securities under this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders also may sell securities short and deliver them to close their short positions, or loan or pledge the securities to broker-dealers that in turn may sell them.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

There can be no assurances that the selling stockholders will sell any or all of the securities offered under this prospectus.

DESCRIPTION OF COMMON STOCK

Authorized Capitalization

The Company’s authorized capital stock consists of 300,000,000 shares, which include 270,000,000 shares of Common Stock and 30,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Dividends

Subject to the rights granted to any holders of preferred stock, holders of the shares of Common Stock will be entitled to dividends in the amounts and at the times declared by the Company’s board of directors (the “Board”) in its discretion out of any assets or funds of the Company legally available for the payment of dividends.

Voting

Each holder of shares of the shares of Common Stock is entitled to one vote for each share of Common Stock on all matters presented to the stockholders of the Company (including the election of directors). There are no cumulative voting rights for the election of directors, which means that the holders of a majority of the shares of Common Stock will be entitled to elect all of the Company’s directors, unless the number of nominees for director exceeds the number of directors to be elected, in which case, the directors will be elected by a plurality of the shares represented in person or by proxy and entitled to vote on the election of directors. Notwithstanding the foregoing, J.P. Morgan Securities LLC and its affiliates, collectively, shall not be entitled to vote, directly or indirectly, any shares of Common Stock or other equity securities of the Company representing, in the aggregate, greater than 4.99% of the total combined voting power of any class of equity securities of the Company entitled to vote on any matter.

Preemptive Rights

Any holder of at least 2.0% of our Common Stock (as of a record date to be determined by the Board) has a preemptive right to purchase its pro rata share of any new equity securities we or any of our subsidiaries proposes to issue, including Common Stock or any other equity securities, or securities exchangeable for, convertible into, or exercisable for the forgoing. The preemptive rights are subject to certain exceptions, including new equity securities issued (i) to any employees, officers, directors or consultants pursuant to any equity-based compensation or incentive plan approved by the Board or included in the Company’s Plan, (ii) in connection with any stock split, payment of dividends or any similar recapitalization approved by the Board, (iii) as consideration in any business combination, consolidation, merger or acquisition transaction or joint venture involving the Company or any of its subsidiaries, (iv) as a bona fide equity kicker to one or more persons to whom the Company or any of its subsidiaries is becoming indebted in connection with the incurrence of such indebtedness approved by the Board so long as none of such persons are affiliates of the Company or of any stockholder that beneficially owns (including all shares beneficially owned by such stockholder’s affiliates) at least 5.0% of the outstanding shares of Common Stock and such indebtedness is on terms at least as favorable to the Company (or any subsidiary) as could reasonably be obtained from an independent third party, and (v) to the Company or a direct or indirect wholly owned subsidiary of the Company.

Tag-Along Rights

Prior to the Company’s listing on a national security exchange or initial public offering, in the event a stockholder proposes to transfer 30% or more of the then-outstanding Common Stock in a private transaction, then each stockholder holding at least 2.0% of the then-outstanding Common Stock shall have tag-along rights with respect to the proposed transaction.

Other Rights

The shares of Common Stock are not convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. The rights, preferences and privileges of holders of the shares of Common Stock will be subject to those of the holders of any shares of preferred stock that the Company may issue in the future.

Under the terms of the certificate of incorporation and the bylaws, the Company is prohibited from issuing any non-voting equity securities to the extent required under Section 1123(a)(6) of the Bankruptcy Code and only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company.

Directors

The Board shall consist of one or more directors, and shall initially be comprised of seven directors, and may be fixed from time to time by a resolution adopted by the Board. Each director to be elected by stockholders shall be determined by a plurality of the votes cast. There is no cumulative voting in the election of directors. Directors may be removed, with or without cause, by a majority vote of our voting stock, except that, prior to February 28, 2018, no director may be removed, with or without cause, without the affirmative vote of at least 75% of our voting stock.

All directors will be in one class and serve for a term ending at the annual meeting following the annual meeting at which the director was elected. Our current class of directors will be subject to reelection at our 2018 annual meeting.

Limitation of Liability of Directors

The certificate of incorporation provides that no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”). The effect of this provision is to eliminate the Company’s and its stockholders’ rights, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages against a director for a breach of fiduciary duty as a director.

The Company may purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. In connection with our emergence from bankruptcy, we have entered into indemnity agreements with each of our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the corporation, unless the court believes that in the light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Anti-Takeover Provisions of the Certificate of Incorporation, the Bylaws and the DGCL

The certificate of incorporation, the bylaws and the DGCL contain provisions that may have some anti-takeover effects and may delay, defer or prevent a takeover attempt or a removal of the Company’s incumbent officers or directors that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price for shares held by the stockholders.

Preferred Stock

The Board is empowered, without further vote or action by the stockholders (except as may otherwise be provided by the terms of any class or series of then-outstanding preferred stock), to (i) authorize the issuance of preferred stock in one or more classes or series, (ii) determine the designations and the powers, preferences, rights, qualifications, limitations and restrictions thereof, (iii) divide at its option such preferred stock into classes or series, (iv) determine variations, if any, between any classes or series so established, and (v) increase or decrease the number of shares of any such class or series to the extent permitted by law.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of the shares of Common Stock.

Calling of Special Meeting of Stockholders

Stockholders are only permitted to call a special meeting upon a written request of holders of record of at least the majority of the voting power of the outstanding capital stock of the Company.

Amendment of the Bylaws

Under the DGCL, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. The Company’s certificate of incorporation and the bylaws grant to the Board the power to adopt, amend, restate or repeal the Bylaws, provided that until the earlier of a listing of the capital stock on a national exchange and the consummation of an initial public offering, none of the provisions regarding information rights, affiliate transactions, transactions requiring stockholder approval, or amendments to the Bylaws shall be repealed or amended in any manner that is materially adverse to any stockholder, unless such repeal or amendment shall have been approved by 66 2/3% of Common Stock.

Other Limitations on Stockholder Actions

Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders.

Newly Created Directorships and Vacancies on the Board

Under the Bylaws, any vacancies on the Board for any reason and any newly created directorships resulting from any increase in the number of directors may be filled solely by the Board upon a vote of a majority of the remaining directors then in office, even if they constitute less than a quorum of the Board or by a sole remaining director, or by a majority vote of Common Stock, at either a special meeting of the stockholders or by written consent.

No Cumulative Voting

The stockholders do not have the right to cumulate votes, as discussed further under “Common Stock – Voting.”

Section 203 of the DGCL

Before the Effective Date, the limited liability company agreement of the Company’s predecessor provided that the predecessor was subject to Section 203 of the DGCL. As of the Effective Date, the Company elected in its certificate of incorporation to not be subject to Section 203, which election will become effective 12 months after the Effective Date and would not apply to a “business combination” (as defined below) with a person who became an “interested stockholder” (as defined below) prior to the Effective Date.

In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” (as defined below) with an “interested stockholder” (as defined below) for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•	at or after the time the stockholder became interested, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Exclusive Forum

The certificate of incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery shall not have jurisdiction, another state court located within the state of Delaware, or if no such state court shall have jurisdiction, the federal district court for the District of Delaware) will be, to the fullest extent permitted by law, the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or this certificate of incorporation or the bylaws of the Company, or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine. Any person or entity purchasing or otherwise holding any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the foregoing forum selection provisions.

Transfer Agent and Registrar

Our transfer agent and registrar of Common Stock is American Stock Transfer & Trust Company, LLC.

LEGAL MATTERS

Certain legal matters in connection with our Common Stock offered hereby will be passed upon for us by Kirkland & Ellis LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Linn Energy, Inc. and its subsidiaries (the “Company”) (formerly known as Linn Energy, LLC), as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in auditing and accounting.

The audit report covering the December 31, 2016 consolidated financial statements contains an explanatory paragraph that states that the United States Bankruptcy Court for the Southern District of Texas confirmed the Company’s Plan of Reorganization (the “Plan”) on January 27, 2017. Confirmation of the Plan resulted in the discharge of debt of the Company and substantially altered rights and interests of debt and equity security holders as provided for in the Plan. The Plan was substantially consummated on February 28, 2017 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh-start accounting as of February 28, 2017.

Certain estimates of our net oil and natural gas reserves and related information included or incorporated by reference in this prospectus have been derived from reports prepared by DeGolyer and MacNaughton. All such information has been so included or incorporated by reference on the authority of such firm as experts regarding the matters contained in its reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-l regarding our Common Stock. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the shares of Common Stock offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at l-800-SEC-0330.

The SEC maintains a website on the internet at www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s website.

We file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. Our website on the Internet is located at www.linnenergy.com and we make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We furnish or make available to our stockholders annual reports containing our audited financial statements and furnish or make available to our stockholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information included directly in this prospectus. Any statement contained in this prospectus or any prospectus supplement or amendment or a document incorporated by reference in this prospectus or in any prospectus supplement or amendment will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or superseded the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 23, 2017, as amended by our Annual Report on Form 10-K/A filed on April 28, 2017;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017, filed on May 11, 2017, and for the quarter ended June 30, 2017 filed on August 3, 2017; and

•	our Current Reports on Form 8-K filed on January 31, 2017, March 3, 2017, May 4, 2017, May 30, 2017, June 1, 2017, June 7, 2017, June 19, 2017, July 5, 2017, August 9, 2017 and September 7, 2017.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act from the date of this prospectus to the completion of the offering of the securities registered pursuant to this prospectus including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. You may obtain a copy of these filings by writing or telephoning:

Candice J. Wells

Linn Energy, Inc.

600 Travis Street

Houston, Texas 77002

(281) 840-4000